Exhibit 6.4

CONSULTING AGREEMENT

Córdoba, <@> May 2017

MEETING OF THE PARTIES

OF A PART: D. Eduardo Muñoz Blanco of legal age, with ID 30448749S, and with N.R.P. 3044874924A0500, Professor of Immunology, belonging to the Department of Cellular Biology, Physiology and Immunology of the University of Cordoba, acting on behalf of the latter by virtue of the authorization granted to sign this contract dated XX-05-2017 in accordance with the provisions of Article 83 of Organic Law 6/2001 of Universities, of December 21, and in articles 142 to 144 of the statutes of the University of Córdoba

AND FROM ANOTHER PART: EMERALD HEALTH PHARMACEUTICALS INC., with an office at 5820 Nancy Ridge Road, San Diego, California, United States

Both parties are recognized with sufficient legal capacity and sufficient power for this act and

STATE

1. That the company EMERALD HEALTH PHARMACEUTICALS INC. (EHP) wishes to retain, as a consultant, Prof Eduardo Muñoz (sometimes, the Consultant) of the Department of Cellular Biology, Physiology and Immunology of the University of Córdoba (UCO).

2. That the Consultant is able to develop this work based on the Statutes of the UCO.

As a result, both parties, by mutual agreement, formalize this contract in accordance with the following:

CLAUSES

FIRST.- PURPOSE OF THE CONTRACT.

The object of the present contract is for the appointment of Prof Eduardo Muñoz as Chief Scientific Officer of EHP and the realization, on the part of Prof. Eduardo Muñoz Blanco from the Department of Cellular Biology, Physiology and Immunology of the UCO of the work entitled “Development of Cannabinoid-based Therapies” for EHP, and at the request of the same.

OTRI - Universidad de Córdoba. Campus “Rabanales”. Ctra. Madrid, Km 396. 14071 Córdoba

Tfno.: (957) 21 80 22. Fax: (957) 21 10 10. E-mail: otri@uco.es

SECOND.- DUTIES OF PROF. EDUARDO MUÑOZ

Prof. Eduardo Muñoz will be acting as Chief Scientific Officer of EHP and his responsibilities (the “Services”) include, but are not limited to:

1. Overseeing the scientific functions of EHP, including basic and applied research projects, as well as the development of new processes, technologies or products.

2. Keeping EHP updated on technological advances and industry trends. This may include making recommendations on future projects, such as new research opportunities or technological ventures.

3. Coordinating research activities by recruiting qualified researchers, managing personnel and evaluating their performance.

4. Serving public relations functions by representing the scientific goals and interests of EHP at press conferences, meetings, conventions and shareholder events, as permitted or requested by EHP including traveling to meet with branches or subsidiaries of EHP and establish and maintain advantageous contacts in government, academia or industry.

5. Such other services related to the above as may be directed by EHP’s Chief Exective Officer from time to time.

THIRD.- ACCEPTANCE OF WORK.

The Department of Cellular Biology, Physiology and Immunology of the University of Córdoba and Prof. Eduardo Muñoz agree to carry out this work in accordance with the second clause of the present contract.

FOURTH - INDEPENDENT CONSULTANT STATUS.

Consultant will act as an independent consultant, and nothing contained in this Agreement will be construed to create or imply a joint venture, partnership, principal-agent, or employment relationship between the parties.

Consultant hereby covenants to pay, at Consultant’s expense, all income taxes, unemployment insurance premiums, pension plan premiums, workers’ compensation contributions, and all other taxes, charges, and contributions that competent government authorities levy or require to be paid on behalf of Consultant.

OTRI - Universidad de Córdoba. Campus “Rabanales”. Ctra. Madrid, Km 396. 14071 Córdoba

Tfno.: (957) 21 80 22. Fax: (957) 21 10 10. E-mail: otri@uco.es

FIFTH - TERM AND TERMINATION

The Consultant(’s) engagement is for a contractual term of one year, renewed automatically without any action on the part of either EHP or the Consultant.

The Consultant may terminate this Agreement and his engagement for any reason at any time upon providing 60 days’ notice in writing to EHP. Termination will be effective, at EHP’s election, on a date which is no earlier than the date such notice is received and no later than the date which is 60 days following that date.

EHP may terminate this Agreement and the Consultant's engagement for cause at any time on written notice to the Consultant. The date of termination will be the date specified in the written notice and may be, in the sole discretion of EHP, the same day the notice is given to the Consultant, or such later date as EHP may decide.

EHP may terminate this Agreement and the engagement of the Consultant without cause at any time on 60 days’ notice in writing. The date of termination will be the date specified in the written notice and must be a date, which is not earlier than the required notice period.

All obligations of EHP to the Consultant hereunder shall immediately terminate and cease as of the date of the termination of the Consultant's engagement. EHP shall only be obliged to pay the fees accrued but not yet paid as of the date of termination, with such payment to be made within 30 days of the date of termination.

On the termination of the Consultant’s engagement, the Consultant shall return to EHP all property belonging to EHP in the Consultant's possession or control.

SIXTH.- REPORTING AND OVERSIGHT.

Prof. Eduardo Muñoz will report to and take instructions from the Chief Executive Officer of EHP.

SEVENTH.- CONFIDENTIALITY OF THE INFORMATION.

"Confidential Information" means information disclosed to the Consultant as a consequence of or through its, his position as a consultant of EHP, which information is not generally known in the industry in which EHP operates. All Confidential Information will, during the term of this Agreement and for a period of five years thereafter, be held by the Consultant in a fiduciary capacity for EHP, in the strictest confidence, and will be used by the Consultant solely for the benefit of EHP, and will not be used by the Consultant, directly or indirectly, for any purpose other than for the benefit of EHP, nor will the Consultant divulge or communicate, directly or indirectly, any Confidential Information verbally, in writing or otherwise to any party.

OTRI - Universidad de Córdoba. Campus “Rabanales”. Ctra. Madrid, Km 396. 14071 Córdoba

Tfno.: (957) 21 80 22. Fax: (957) 21 10 10. E-mail: otri@uco.es

The Consultant will not, either during the term of this Agreement or for a period of five years thereafter, directly or indirectly, cause or permit any Confidential Information to be copied or reproduced unless expressly authorized to do so by EHP. The Consultant will promptly return to EHP all written and electronic information, disks, tapes, memory devices and all copies of any of Confidential Information forthwith upon EHP request, at any time, to do so.

EIGHTH.- AMOUNT, CONDITIONS AND PAYMENT METHOD.

Prof Eduardo Muñoz hereby directs EHP to pay to UCO for the services of the Consultant provided hereunder the amount of 74.000 Euros per annum, payable in bi-monthly instalments in each year as follows:

1st July: 11.800 € (personnel cost) plus 1.600 € (traveling costs)

1st September: 11.800 € (personnel cost)

1st November: 11.800 € (personnel cost)

1st January: 11.800 € (personnel cost) y) plus 1.600 € (traveling costs)

1st March: 11.800 € (personnel cost)

1st May: 11.800 € (personnel cost)

The above amounts will be invoiced by UCO and will be paid by EHP by wire transfer to the following account:

EHP will reimburse the Consultant for all reasonable expenses incurred in the performance of the Services in excess of the indicated € 3,200, provided that the Consultant provides a written expense account in a form satisfactory to the EHP CFO, acting reasonably.

NINTH.- ASSIGNMENT OF WORK PRODUCT.

“Work Product” shall mean all discoveries, inventions (whether or not protectable under patent laws), designs, developments, improvements, works of authorship, information or data fixed in any tangible medium of expression (whether or not protectable under copyright laws), know-how, ideas (whether or not protectable under trade secret laws), trademarks, service marks, trade names, or other technology, intellectual property or results conceived, created, generated, made, derived, developed or reduced to practice, whether directly or indirectly or solely or jointly with others, from (a) the performance of the Services or (b) the Confidential Information.

Consultant shall maintain adequate and current records of all Work Product, which records shall be and remain the property of EHP. Consultant promptly shall disclose and describe to EHP all Work Product. Consultant shall, and hereby does, assign to EHP, or EHP’s designee, all of Consultant’s right, title and interest in and to any and all Work Product, all associated records, and all intellectual property rights therein and thereto.

OTRI - Universidad de Córdoba. Campus “Rabanales”. Ctra. Madrid, Km 396. 14071 Córdoba

Tfno.: (957) 21 80 22. Fax: (957) 21 10 10. E-mail: otri@uco.es

Consultant shall perform, during and after the term of this Agreement, all acts that EHP deems necessary or desirable to permit and assist EHP in obtaining, perfecting and enforcing the full benefits, enjoyment, rights and title throughout the world in the Work Product. If EHP is unable for any reason to secure Consultant’s signature to any document required to file, prosecute, register or memorialize the assignment of any rights under any Work Product, Consultant hereby irrevocably designates and appoints EHP as Consultant’s agent and attorney-in fact to act for and on Consultant’s behalf and instead of Consultant to take all lawfully permitted acts to further the filing, prosecution, registration, memorialization of assignment, issuance and enforcement of rights under such Work Product, all with the same legal force and effect as if executed by Consultant. The foregoing is deemed a power coupled with an interest and is irrevocable.

TENTH.- MODIFICATION OR TERMINATION OF THE CONTRACT.

The parties may modify this agreement at any time, by mutual agreement in writing.

ELEVENTH.- GOVERNING LAW.

This Agreement will be governed by and construed in accordance with the laws of Delaware, and the parties irrevocably submit to and accept generally and unconditionally the exclusive jurisdiction of the courts and appellate courts of Delaware in that regard.

(Remainder of page left intentionally blank. Signature page follows.)

OTRI - Universidad de Córdoba. Campus “Rabanales”. Ctra. Madrid, Km 396. 14071 Córdoba

Tfno.: (957) 21 80 22. Fax: (957) 21 10 10. E-mail: otri@uco.es

Having read the present by themselves and being satisfied, they sign it in triplicate and to a single effect, in the place and date mentioned above.

EMERALD HEALTH PHARMACEUTICALS INC.

Authorized Signatory

UNIVERSITY OF CORDOBA

Prof. Eduardo Muñoz Blanco
Signature of Contractor

Prof. José Manuel Villalba Montoro
Director of Department

OTRI - Universidad de Córdoba. Campus “Rabanales”. Ctra. Madrid, Km 396. 14071 Córdoba

Tfno.: (957) 21 80 22. Fax: (957) 21 10 10. E-mail: otri@uco.es